UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
January 24, 2005

PROTEIN DESIGN LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

34801 Campus Drive
Fremont, California 94555
(Address of principal executive offices)

Registrant’s telephone number, including area code:
 (510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

          On January 25, 2005, Protein Design Labs, Inc., a Delaware corporation (“PDL” or the “Company”) announced that it has entered into an Agreement and Plan of Merger, dated as of January 24, 2005 (the “Merger Agreement”), by and among Protein Design Labs, Inc., Big Dog Bio, Inc., a Delaware corporation and a wholly-owned subsidiary of PDL (“Merger Sub”), ESP Pharma Holding Company, Inc., a Delaware corporation (“ESP Pharma”), and certain other individuals and entities, pursuant to which Merger Sub will be merged with and into ESP Pharma (the “Merger”), with ESP Pharma surviving the merger as a wholly owned subsidiary of PDLI.  The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

          Pursuant to the Merger Agreement, the purchase price will be $300 million in cash and approximately $175 million in shares of PDL Common Stock, or an aggregate purchase price of approximately $475 million, plus the assumption of net debt of approximately $14 million.  The transaction has been approved by both companies’ boards of directors and by the shareholders of ESP Pharma, and is subject to various closing conditions, including the receipt of antitrust and other regulatory approvals.  The initial number of PDL shares to be issued is approximately 8,870,000 and the actual number of PDL shares to be issued in the transaction is subject to upward adjustment of up to approximately 985,000 shares and to downward adjustment of up to approximately 806,000 shares based on the price of PDL stock in the period prior to the closing of the transaction.  ESP Pharma and PDL have also reached an agreement as to a U.S.-marketed product acquisition under negotiation between ESP Pharma and a third party.  That transaction has not been finalized and the potential financial and other terms remain confidential.

Item 9.01 Financial Statements and Exhibits.

          (c)          Exhibits.

Exhibit No.	Description

99.1	Press Release, issued by Protein Design Labs, Inc. on January 25, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    January 25, 2005

PROTEIN DESIGN LABS, INC.

By:	/s/ SERGIO GARCIA-RODRIGUEZ

Sergio Garcia-Rodriguez
Vice President, Legal, General Counsel and Assistant Secretary